Filed pursuant to Rule 433
Registration Statement No. 333-274330
Issuer Free Writing Prospectus dated September 12, 2023
Relating to Preliminary Prospectus Supplement dated September 12, 2023

INTUIT INC.

PRICING TERM SHEET

September 12, 2023

$750,000,000 5.250% Notes due 2026

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$750,000,000

Maturity Date:	September 15, 2026

Coupon (Interest Rate):	5.250%

Yield to Maturity:	5.283%

Spread to Benchmark Treasury:	55 basis points

Benchmark Treasury:	4.375% due August 15, 2026

Benchmark Treasury Price and Yield:	99-01 / 4.733%

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on March 15, 2024

Price to Public:	99.910%

Trade Date:	September 12, 2023

Expected Settlement Date**:	September 15, 2023 (T+3)

Optional Redemption:	Prior to August 15, 2026 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 10 basis points; par call at any time on or after August 15, 2026

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AE6

ISIN Number:	US46124HAE62

$750,000,000 5.125% Notes due 2028

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$750,000,000

Maturity Date:	September 15, 2028

Coupon (Interest Rate):	5.125%

Yield to Maturity:	5.172%

Spread to Benchmark Treasury:	75 basis points

Benchmark Treasury:	4.375% due August 31, 2028

Benchmark Treasury Price and Yield:	99-25 1/4 / 4.422%

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on March 15, 2024

Price to Public:	99.795%

Trade Date:	September 12, 2023

Expected Settlement Date**:	September 15, 2023 (T+3)

Optional Redemption:	Prior to August 15, 2028 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after August 15, 2028

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AF3

ISIN Number:	US46124HAF38

$1,250,000,000 5.200% Notes due 2033

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$1,250,000,000

Maturity Date:	September 15, 2033

Coupon (Interest Rate):	5.200%

Yield to Maturity:	5.275%

Spread to Benchmark Treasury:	100 basis points

Benchmark Treasury:	3.875 % due August 15, 2033

Benchmark Treasury Price and Yield:	96-25 1/4 / 4.275%

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on March 15, 2024

Price to Public:	99.423%

Trade Date:	September 12, 2023

Expected Settlement Date**:	September 15, 2023 (T+3)

Optional Redemption:	Prior to June 15, 2033 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after June 15, 2033

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AG1

ISIN Number:	US46124HAG11

$1,250,000,000 5.500% Notes due 2053

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$1,250,000,000

Maturity Date:	September 15, 2053

Coupon (Interest Rate):	5.500%

Yield to Maturity:	5.557%

Spread to Benchmark Treasury:	120 basis points

Benchmark Treasury:	3.625% due May 15, 2053

Benchmark Treasury Price and Yield:	87-28 / 4.357%

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on March 15, 2024

Price to Public:	99.172%

Trade Date:	September 12, 2023

Expected Settlement Date**:	September 15, 2023 (T+3)

Optional Redemption:	Prior to March 15, 2053 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after March 15, 2053

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AH9

ISIN Number:	US46124HAH93

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc.

Co-Managers:	Academy Securities, Inc. MUFG Securities Americas Inc. Siebert Williams Shank & Co., LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the notes will be made against payment for the notes on or about September 15, 2023, which will be the third business day following the date hereof (this settlement cycle being referred to as T+3). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the expected settlement date should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus and the prospectus supplement if you request them by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.

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